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                                                                    EXHIBIT 21.1


                         Subsidiaries of the Registrant


Subsidiaries of the Registrant                   Jurisdiction of Incorporation
------------------------------                   -----------------------------

Gendux, Inc.                                     Delaware
Gendux AB                                        Sweden
TMX Realty Corporation                           Delaware